Exhibit 10.1
AMENDMENT TO THE
MARATHON PETROLEUM EXCESS BENEFIT PLAN

Pursuant to the powers of amendment reserved under Section 6.1 of the Marathon Petroleum Excess Benefit Plan, as amended and restated effective as of December 31, 2023 (the “Plan”), Section 3.1 of the Plan is amended, effective immediately, by the addition of a new paragraph (f) at the end thereof, reading as follows:
(f)    For purposes of the determination of a Participant’s Excess Retirement Benefit under this Section 3.1, such Excess Retirement Benefit shall not be actuarially increased for any period after the Participant’s attainment of Normal Retirement Age, except for any actuarial increase as may be provided under the Retirement Plan for the period after the Participant’s attainment of age 70-1/2 as provided for in the Retirement Plan. Notwithstanding the preceding sentence of this paragraph (f), the determination of a Participant’s Excess Retirement Benefit under this Section 3.1 shall include any Interest Credits added to their Cash Balance after their attainment of Normal Retirement Age. For purposes of this paragraph (f), “Cash Balance”, “Interest Credit”, and “Normal Retirement Age” are each as defined and determined under the Retirement Plan.
The Plan, as amended by the foregoing changes, is ratified and confirmed in all respects.
IN WITNESS WHEREOF, the undersigned officer has caused this Amendment to be executed effective as of the date specified above.

/s/ Fiona C. Laird
By:	Fiona C. Laird
Titles:	Chief Human Resources Officer and Senior Vice President Communications Marathon Petroleum Corporation, and Senior Vice President MPC Investment LLC

Date Signed:	4-10-2024